Exhibit 107

Form S-4

(Form Type)

Windstream Parent, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common stock (2)	Rule 457(f)(1)	150,163,223 (3)		$1,300,588,208.96 (4)	0.00014760	$191,966.82
Fees Previously Paid	—	—	—	—	—	—	—	—

			Total Offering Amounts			$1,300,588,208.96	—	$191,966.82
			Total Fees Previously Paid					—
			Total Fee Offsets					—
			Net Fee Due					$191,966.82

(1) All securities being registered are issued by Windstream Parent, Inc. (“New Uniti”), to be renamed Uniti Group Inc., in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of May 3, 2024, by and between Uniti Group Inc. (“Uniti”) and Windstream Holdings II, LLC ("Windstream"), as amended by the Amendment No. 1 to the Agreement and Plan of Merger, dated as of July 17, 2024 (the “Merger Agreement”), as described in New Uniti’s Registration Statement on Form S-4.

(2) Relates to common stock (“New Uniti Common Stock”) of New Uniti, issuable to holders of common stock, par value $0.0001 per share (“Uniti Common Stock”) of Uniti, in the proposed merger (the “Merger”) of an affiliate of New Uniti identified as “Merger Sub” in the Merger Agreement with and into Uniti, with Uniti surviving the Merger as an indirect wholly owned subsidiary of New Uniti.

(3) The 150,163,223 shares of New Uniti Common Stock expected to be registered and issued to holders of Uniti Common Stock in connection with the Merger represents 57.68% of the Pro Forma Share Total (as defined in the Merger Agreement) and assumes that there will be 92,211,882 shares of New Uniti Common Stock and 17,963,354 New Uniti Warrants outstanding immediately prior to the Merger.

(4) The Maximum Aggregate Offering Price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) of the Securities Act and is based upon (i) an estimated aggregate of 244,577,712 shares of Uniti Common Stock to be cancelled in connection with the Merger (assuming the latest possible Closing Date permitted under the Merger Agreement, and assuming the occurrence of certain stock issuances expected prior thereto) valued at the average of the high and low prices per share of Uniti Common Stock as reported on the Nasdaq Global Select Market on July 24, 2024 (such date being within five business days of the date that this registration statement was filed with the SEC) and (ii) the $425 million in cash that former Windstream equityholders will receive in connection with the Merger.